Exhibit 99.1

Case Name: Interstate Bakeries	Case No: 04-45814-jwv-11
Corporation & All Subsidiaries

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of June 2, 2007

REVENUE
Gross Income			$235,419,377
Less Cost of Goods Sold			109,872,276
Ingredients, Packaging & Outside Purchasing	$60,613,066
Direct & Indirect Labor	37,685,891
Overhead & Production Administration	11,573,319
Gross Profit			125,547,101

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	53,124,593
Advertising and Marketing	1,048,541
Insurance (Property, Casualty, & Medical)	9,333,372
Payroll Taxes	4,466,842
Lease and Rent	2,838,728
Telephone and Utilities	1,005,516
Corporate Expense (Including Salaries)	9,448,923
Other Expenses	35,128,282	(i)
Total Operating Expenses			116,394,797
EBITDA			9,152,304
Restructuring & Reorganization Charges	2,920,429	(ii)
Depreciation and Amortization	6,267,903
Property & Equipment Impairment	1,360,145
Abandonment	2,371,038
Other( Income)/Expense	(51,341)
Gain/Loss Sale of Prop	-
Interest Expense	3,387,633
Operating Income (Loss)			(7,103,503)
Income Tax Expense (Benefit)	(1,134,881)
Net Income (Loss)			$(5,968,622)

CURRENT ASSETS
Accounts Receivable at end of period			$151,174,705
Increase (Decrease) in Accounts Receivable for period			(838,818)
Inventory at end of period			65,869,137
Increase (Decrease) in Inventory for period			(1,571,451)
Cash at end of period			67,211,981
Increase (Decrease) in Cash for period			2,414,997
Restricted Cash			15,085,316	(iii)
Increase (Decrease) in Restricted Cash for period			168,174

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			(43,351,958)	(iv)
Increase (Decrease) Liabilities Subject to Compromise			513,286
Taxes payable:
Federal Payroll Taxes	$4,452,048
State/Local Payroll Taxes	1,736,134
State Sales Taxes	736,826
Real Estate and
Personal Property Taxes	7,434,488
Other (see attached supplemental schedule)	3,499,976
Total Taxes Payable			17,859,472

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
June 2, 2007

Description	Amount

Use Tax	$640,334
Accr. Franchise Tax	1,055,792
Other Taxes	1,803,850

Total Other Taxes Payable	$3,499,976

13th period
(i) Other Expenses included the following items:
Employee benefit costs	16,613,885
Facility costs (excluding lease expense)	1,996,450
Distribution/transportation costs	12,783,165
Local promotional costs	736,797
Miscellaneous	2,997,985
$35,128,282

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
(Gain)/loss on sale of assets	0
Asset impairments	952,986
Other	127,281
Reorganization expenses
Professional fees	1,912,649
Interest income	(171,860)
Adjustments to lease rejection expense	229,897
KERP & restructuring bonus plans	(130,524)
(Gain)/loss on sale of assets	0
$2,920,429

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

(iv) This decrease is primarily related to the Company's year-end adoption of SFAS No. 158 (post-retirement benefit accounting) for fiscal 2007.

Note: Capital expenditures for the period totaled approximately $2.8 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION

CONSOLIDATED MONTHLY OPERATING REPORT

DATED AS OF JUNE 2, 2007

1.

This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended June 2, 2007 and balances of and period changes in certain of the Company’s accounts as of June 2, 2007, is unaudited and subject to year-end adjustment prior to the filing of the Company’s fiscal 2007 Annual Report on Form 10-K with the Securities and Exchange Commission (SEC). This MOR should be read in conjunction with the Company’s third quarter 2007 Form 10-Q that was filed with the SEC on April 19, 2007 and the final Form 10-K for fiscal 2007 that is expected to be filed in mid-August 2007. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.

This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future. This MOR includes certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year. Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.

This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP). This MOR does not include certain financials statements and explanatory footnotes, including disclosures required under GAAP.

4.

As of June 2, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves. The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs. As of June 2, 2007 there were $109.7 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $90.3 million as of June 2, 2007. In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder. (See Note 8 to the Company’s financials statements included in the fiscal 2007 third quarter Form 10-Q for additional information.)

5.

The Company filed with the SEC its fiscal 2006 annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the third fiscal quarter of 2007 on December 21, 2006 and April 19, 2007, respectively. The financial reports noted herein and filed with the SEC should be read together and concurrently with this MOR for a comprehensive description of our current financial condition and operating results.